UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under §240.14a-12

LINCARE HOLDINGS INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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LINCARE HOLDINGS INC.

19387 U.S. 19 North

Clearwater, Florida 33764

March 25, 2011

Dear Lincare Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Lincare Holdings Inc. (“Lincare” or “the Company”) to be held at the Holiday Inn Select, 3535 Ulmerton Road, Clearwater, Florida, on Monday, May 9, 2011, at 9:00 A.M.

You will find information regarding the matters to be voted on in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. A copy of our Annual Report on Form 10-K accompanies these materials.

Under the rules of the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) on or about March 25, 2011, to stockholders of record on March 14, 2011. The E-Proxy Notice contains instructions for your use of this process, including how to access our Proxy Statement and Annual Report and how to vote online. In addition, the E-Proxy Notice contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report or (ii) elect to receive your Proxy Statement and Annual Report over the Internet.

Whether or not you plan to attend in person, it is important that your shares be represented and voted at the Annual Meeting. You may vote your shares over the Internet as described in the E-Proxy Notice. As an alternative, if you received a paper copy of the proxy card by mail, please mark, sign, and date and promptly return the card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. Voting by telephone, over the Internet or by mailing a proxy card will not limit your right to attend the Annual Meeting and vote your shares in person.

Sincerely,

JOHN P. BYRNES

Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, PLEASE SUBMIT YOUR VOTING INSTRUCTIONS USING ONE OF THE VOTING METHODS DESCRIBED IN THE ACCOMPANYING MATERIALS. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY VOTING YOUR SHARES.

LINCARE HOLDINGS INC.

19387 U.S. 19 North

Clearwater, Florida 33764

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 9, 2011

The 2011 Annual Meeting of Stockholders of Lincare Holdings Inc., a Delaware corporation (“Lincare” or the “Company”), will be held on May 9, 2011, at 9:00 A.M. at the Holiday Inn Select, 3535 Ulmerton Road, Clearwater, Florida.

The Annual Meeting is being held for the following purposes:

(1)	To elect a Board of Directors consisting of seven persons to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

(3)	To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers;

(4)	To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding whether an advisory vote on the compensation of our named executive officers should be held once every one, two or three years; and

(5)	To transact such other business as may properly come before the Annual Meeting and at any adjournment thereof.

The Board of Directors of Lincare has fixed the close of business on March 14, 2011, as the record date for determining those stockholders entitled to notice of, to attend and to vote at the meeting and any postponement or adjournment thereof.

Whether or not you plan to attend, please vote your shares over the Internet, as described in the Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”). As an alternative, if you received a paper copy of the proxy card by mail, please mark, sign, and date and promptly return the proxy card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. Stockholders who vote over the Internet, following the instructions provided in the E-Proxy Notice, who return proxy cards by mail or vote by telephone prior to the meeting may nevertheless attend the meeting, revoke their proxies and vote their shares in person.

By Order of the Board of Directors,

PAUL G. GABOS

Chief Financial Officer and Secretary

Clearwater, Florida

March 25, 2011

LINCARE HOLDINGS INC.

19387 U.S. 19 North

Clearwater, Florida 33764

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Lincare Holdings Inc. (“Lincare” or the “Company”) for use at the 2011 Annual Meeting of Stockholders to be held at the Holiday Inn Select, 3535 Ulmerton Road, Clearwater, Florida, on May 9, 2011, at 9:00 A.M. (the “Annual Meeting”), and any adjournment thereof. The matters to be considered and acted upon at the meeting are set forth in the accompanying Notice of Annual Meeting.

Under the rules and regulations of the Securities and Exchange Commission, we are furnishing our proxy materials to our stockholders over the Internet and providing a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) by mail instead of mailing a printed copy of our proxy materials, which include our Proxy Statement and Annual Report, to all Lincare stockholders. The E-Proxy Notice will instruct you on how you may access and review all of the important information contained in the proxy materials. The E-Proxy Notice also instructs you how you may submit your proxy via the Internet. You will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the E-Proxy Notice.

We are mailing the E-Proxy Notice on or about March 25, 2011, to Lincare’s stockholders of record on March 14, 2011.

The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting has been fixed by the Board of Directors as of the close of business on March 14, 2011. As of that date there were 94,663,350 shares of common stock of the Company outstanding and entitled to vote. Each share of common stock is entitled to one vote on each of the matters listed in the Notice of Annual Meeting. The common stock is the only outstanding class of the Company’s voting securities.

If the accompanying Proxy is properly submitted via telephone or the Internet or properly executed by the record holder and returned, the shares represented by the Proxy will be voted as specified in the Proxy. Where no choice is specified, the Proxy will be voted in accordance with the recommendations of the Board of Directors as indicated below. Stockholders who execute Proxies may revoke them by notifying the Secretary at any time prior to the voting of the Proxies. The proper submission or execution of the accompanying proxy card will not affect your right to vote in person should you find it convenient to attend the Annual Meeting and desire to vote in person.

The presence, in person or by proxy, of the holders of common stock representing a majority of the issued and outstanding common stock entitled to vote at the Annual Meeting will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be counted by the person(s) appointed by the Company to act as election inspector(s) for the Annual Meeting. Abstentions and broker non-votes will be treated as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

The election of directors will be determined by a majority of the votes cast by stockholders represented and entitled to vote at the Annual Meeting. Election of directors by a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the total number of votes cast with respect to that director’s election. Votes “cast” shall include votes to withhold authority and votes “against” and “no” votes but shall exclude abstentions with respect to a director’s election. Approval of each other proposal will be determined by a majority of the votes cast by stockholders represented and entitled to vote at the Annual Meeting. Abstentions as to Proposals 2, 3 and 4 will be treated as votes cast and will have the same effect as votes against the proposal. Please note that brokers may not vote your shares on the election of directors or other non-routine matters in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares. Broker non-votes as to each of Proposals 2, 3 and 4 will be deemed shares not entitled to vote on the proposal, will not be counted as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal. Based on the above, Proposal 4 will be approved only if a majority of the shares of voting stock present or represented by proxy at the Annual Meeting and entitled to vote on Proposal 4 vote in favor of one of the three time periods presented.

Stockholders are being asked to consider four proposals at the meeting. The following is a summary of the proposals and the voting recommendations of the Board of Directors:

Summary of Proposals

Proposal	Board Recommendation
1. – Election of Directors	FOR
2. – Ratification of KPMG LLP as the Company’s independent registered public accounting firm	FOR
3. – Approve an advisory (non-binding) resolution regarding the compensation of our named executive officers	FOR
4. – Approve an advisory (non-binding) resolution regarding the frequency (every one, two or three years) of the advisory vote on executive compensation	“ONE YEAR”

The details of each proposal are contained in this Proxy Statement.

If any other matters are properly presented at the Annual Meeting, the persons named in the form of Proxy will be entitled to vote on those matters for you. As of the date of mailing of this Proxy Statement, the Company was not aware of any other matters to be raised at the Annual Meeting.

Expense and Manner of Solicitation

The Company will bear the cost of the solicitation of Proxies from its stockholders. The Company will cause banks, brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the Company’s common stock held of record by such custodians, nominees and fiduciaries. The Company will reimburse such banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so. In addition to solicitations by mail, the Company’s directors, officers and employees (at no additional compensation) may also solicit Proxies from stockholders by personal contact, by telephone or by any other means if necessary in order to ensure sufficient representation at the Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information available as of March 14, 2011, the record date with respect to the beneficial ownership of the Company’s common stock, by each person who is known by the Company to beneficially own more than 5% of the common stock and by each director and executive officer and by all directors and executive officers as a group. As of the record date, there were 94,663,350 shares outstanding and entitled to vote. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, the address of all directors and executive officers is c/o Lincare Holdings Inc., 19387 U.S. 19 North, Clearwater, FL 33764. Shares beneficially owned by each director and executive officer include options to purchase shares of the Company’s common stock that are exercisable within 60 days of the record date with respect to this Proxy solicitation and shares of restricted stock.

Beneficial Owner	Shares Beneficially Owned	Percent
BlackRock, Inc.(1)	15,182,733	16.04%
40 East 52nd Street New York, NY 10022

FMR LLC(2)	14,725,637	15.56%
82 Devonshire Street Boston, MA 02109

JP Morgan Chase & Co.(3)	9,258,661	9.78%
270 Park Avenue
New York, NY 10017

Wellington Management Company, LLP(4)	6,699,929	7.08%
280 Congress Street Boston, MA 02210

Stephen F. Mandel, Jr. and affiliates(5)	6,244,817	6.60%
Two Greenwich Plaza Greenwich, CT 06830

The Vanguard Group Inc.(6)	5,030,061	5.31%
100 Vanguard Blvd. Malvern, PA 19355

John P. Byrnes(7)	2,768,010	2.92%

Paul G. Gabos(8)	1,446,232	1.53%

Shawn S. Schabel(9)	1,894,943	2.00%

Stuart H. Altman, Ph.D.(10)	326,000	(*)

Chester B. Black(11)	343,500	(*)

Angela P. Bryant(12)	20,000	(*)

Frank D. Byrne, M.D.(13)	347,400	(*)

William F. Miller, III(14)	343,500	(*)

Ellen M. Zane(15)	20,000	(*)

All Executive Officers and Directors as a Group (nine persons)	7,509,585	7.93%

(1)	All information relating to BlackRock, Inc. is based on information disclosed in a Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on January 10, 2011. According to that filing, BlackRock, Inc. has the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, 15,182,733 shares.

(2)	All information relating to FMR LLC is based on information disclosed in a Schedule 13G filed by FMR LLC with the Securities and Exchange Commission on February 14, 2011. According to that filing, FMR LLC has the sole power to dispose or direct the disposition of 14,725,637 shares.

(3)	All information relating to JP Morgan Chase & Co. is based on information disclosed in a Schedule 13G filed by JP Morgan Chase & Co. with the Securities and Exchange Commission on January 24, 2011. According to that filing, JP Morgan Chase & Co. has the sole power to vote or direct the vote of 7,674,670 shares, shared power to vote or direct the vote of 387,432 shares, and the sole power to dispose or direct the disposition of 8,851,173 shares and shared power to dispose or direct the disposition of 391,495 shares.

(4)	All information relating to Wellington Management Co., LLP is based on information disclosed in a Schedule 13G filed by Wellington Management Co., LLP with the Securities and Exchange Commission on February 14, 2011. According to that filing, Wellington Management Co., LLP has shared power to vote or direct the vote of, and shared power to dispose or direct the disposition of 5,513,129 shares and 6,620,429 shares, respectively.

(5)	All information related to Stephen F. Mandel, Jr. is based on information disclosed in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011. According to that filing, Stephen F. Mandel, Jr. reported that he had shared voting and dispositive power over 6,244,817 shares of the Company’s common stock in his position as managing member of the following three affiliated entities: (i) Lone Pine Associates LLC beneficially owns 319,045 shares of common stock as the general partner of Lone Spruce, L.P., Lone Balsam, L.P. and Lone Sequoia, L.P., which beneficially own 63,465 shares, 139,280 shares and 116,300 shares of common stock, respectively. Each of those entities reports shared power to dispose, vote or direct the voting of the number of shares of common stock set forth above; (ii) Lone Pine Members LLC beneficially owns 2,979,740 shares of common stock as the general partner of Lone Cascade, L.P. and Lone Sierra, L.P., which beneficially own 2,841,424 shares and 138,316 shares of common stock, respectively. Each of those entities reports shared power to dispose, vote or direct the voting of the number of shares of common stock set forth above; and (iii) Lone Pine Capital LLC beneficially owns 2,946,032 shares of common stock and has shared power to dispose, vote or direct the voting these shares of common stock.

(6)	All information relating to The Vanguard Group, Inc. is based on information disclosed in a Schedule 13G filed by The Vanguard Group, Inc. with the Securities and Exchange Commission on February 10, 2011. According to that filing, The Vanguard Group, Inc. has the sole power to vote or direct the vote of 67,554 shares, sole power to dispose or direct the disposition of 4,962,507 shares and shared power to dispose or direct the disposition of 67,554 shares.

(7)	Includes options to purchase 1,675,000 shares of common stock that are exercisable within 60 days of the record date, 433,010 shares of common stock and 660,000 shares of restricted stock. Excludes 350,000 options not exercisable within 60 days of the record date.

(8)	Includes options to purchase 850,000 shares of common stock that are exercisable within 60 days of the record date, 266,232 shares of common stock and 330,000 shares of restricted stock. Excludes 200,000 options not exercisable within 60 days of the record date.

(9)	Includes options to purchase 1,170,000 shares of common stock that are exercisable within 60 days of the record date, 289,943 shares of common stock and 435,000 shares of restricted stock. Excludes 250,000 options not exercisable within 60 days of the record date.

(10)	Includes options to purchase 264,000 shares of common stock that are exercisable within 60 days of the record date, 14,000 shares of common stock and 48,000 shares of restricted stock. Excludes 24,000 options not exercisable within 60 days of the record date.

(11)	Includes options to purchase 264,000 shares of common stock that are exercisable within 60 days of the record date, 31,500 shares of common stock and 48,000 shares of restricted stock. Excludes 24,000 options not exercisable within 60 days of the record date.

(12)	Includes 20,000 shares of restricted stock.

(13)	Includes options to purchase 264,000 shares of common stock that are exercisable within 60 days of the record date, 35,400 shares of common stock and 48,000 shares of restricted stock. Excludes 24,000 options not exercisable within 60 days of the record date.

(14)	Includes options to purchase 264,000 shares of common stock that are exercisable within 60 days of the record date, 31,500 shares of common stock and 48,000 shares of restricted stock. Excludes 24,000 options not exercisable within 60 days of the record date.

(15)	Includes 20,000 shares of restricted stock.

(*)	Less than one percent.

Proposal No. 1

Election of Board of Directors

A Board of seven (7) directors will be elected by a majority of the votes cast by stockholders represented and entitled to vote at the Annual Meeting. All nominees identified below are expected to serve if elected, and each of them has consented to being named in this Proxy Statement and to serve if elected. All nominees are current directors of the Company. Please refer to “Information Regarding the Board of Directors and Executive Officers” beginning on page 7 of this Proxy Statement for information pertaining to each of the director nominee’s background and relevant experience. If a nominee is unable or unwilling to serve at the time of the election, the persons named in the form of Proxy shall have the right to vote according to their judgment for another person instead of such unavailable nominee.

Any director nominee who is an incumbent director who receives a greater number of votes “withheld” from his or her election (or “against” or “no” votes) than votes “for” such election shall immediately tender his or her resignation to the Board of Directors. Such resignation shall be effective immediately, unless such resignation would bring the total number of directors of the Board to less than five directors. In the event such resignation would bring the total number of directors to less than five, the director in question may continue to hold office, through a process managed by the Nominating and Governance Committee, until the earlier of (i) the vacancy created by their resignation is filled and (ii) his/her successor is elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF NOMINEES J.P. BYRNES, S.A. ALTMAN, Ph.D., C.B. BLACK, A.P. BRYANT, F.D. BYRNE, M.D., W.F. MILLER III AND E.M. ZANE.

Information Regarding the Board of Directors and Executive Officers

The following table provides information regarding each nominee to the Board of Directors, as recommended by the Nominating and Governance Committee of the Board of Directors.

Name	Age	Position
John P. Byrnes	52	Chairman of the Board, Chief Executive Officer
Stuart H. Altman, Ph.D. (2)(4)	73	Director
Chester B. Black (2)(3)	65	Director
Angela P. Bryant (1)(4)	45	Director
Frank D. Byrne, M.D. (1)(4)	58	Director
William F. Miller, III (1)(3)	61	Director
Ellen M. Zane (2)(3)	59	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Governance Committee.

(4)	Member of the Compliance Committee.

All directors are elected annually and hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Directors and Executive Officers

John P. Byrnes has served as the Chief Executive Officer of the Company since January 1997 and as a Director of the Company since May 1997. Mr. Byrnes was appointed Chairman of the Board in March 2000. Mr. Byrnes also served as the Company’s President from June 1996 until April 2003. Prior to becoming the Company’s President, Mr. Byrnes served the Company in a number of capacities over a ten-year period, including serving as the Company’s Chief Operating Officer throughout 1996. Mr. Byrnes was a director of Kinetic Concepts, Inc. until February 2011. In nominating Mr. Byrnes, the Nominating and Governance Committee considered as important factors Mr. Byrnes’ significant contribution to the success of the Company and his particular knowledge of and experience in the home health care services industry in which the Company competes.

Stuart H. Altman, Ph.D. has been a director of the Company since December 2001. Dr. Altman, Professor of National Health Policy at Brandeis University, is a member of the faculty of The Heller School for Social Policy and Management on Brandeis’ Waltham, Massachusetts campus and is an economist whose research interests are primarily in the area of federal and state health policy. He served as Co-Chair of the Governor/Legislative Health Care Task Force for the Commonwealth of Massachusetts from 2000 to 2002. In 1997, he was appointed by President Clinton to the National Bipartisan Commission on the Future of Medicare. Dr. Altman was Dean of the Heller School from 1977 to 1993 and served as interim President of Brandeis University from 1990 to 1991. Earlier in his career, Dr. Altman was Deputy Assistant Secretary for Planning and Evaluation/Health at the U.S. Department of Health Education & Welfare and has since advised national and state governments on major health care issues and legislation. Dr. Altman is a director of Aveta Inc., a health insurance organization, and several privately-held managed care and disease management companies. In nominating Dr. Altman, the Nominating and Governance Committee considered as important factors Dr. Altman’s expertise in public health care policy matters and his extensive knowledge of managed care and disease management organizations.

Chester B. Black has been a director of the Company since January 1991. From 1989 to 1995, Mr. Black served as Chairman and President of ImageAmerica (and its predecessor companies), a provider of diagnostic imaging services. Since 1998, Mr. Black has been a managing partner in Angel Healthcare Investors, a venture capital firm investing primarily in early stage health care companies. Mr. Black currently serves as managing partner of a privately-held company providing basic and life support ambulance transfers and serves as an advisor to many small health care companies in the Boston area. In nominating Mr. Black, the Nominating and Governance Committee considered as important factors Mr. Black’s extensive experience in organizing, managing and investing in numerous business entities engaged in diverse aspects of the health care services industry and his strong knowledge of, and value to, the Company’s business gained from his long record of service as a member of the Company’s board.

Angela P. Bryant has been a director of the Company since September 2010. Ms. Bryant served as General Counsel of Lincare Holdings Inc. from 1999 through 2004, and as Corporate Counsel to the Company from 1996 through 1998. From November 1991 to March 1998, Ms. Bryant served as General Counsel to Sports & Recreation, Inc. in Tampa, Florida. After receiving her Juris Doctor degree from the University of Florida in 1989, Ms. Bryant worked as an associate in the law firm of Troutman Sanders in Atlanta, Georgia until November 1991. In nominating Ms. Bryant, the Nominating and Governance Committee considered as important factors Ms. Bryant’s extensive experience with health care regulatory matters and her previous service to Lincare as General Counsel which the Committee believes will benefit the Company as it seeks to expand its scope of health care services.

Frank D. Byrne, M.D. has been a director of the Company since December 1999. Since 2004, Dr. Byrne has served as President of St. Mary’s Hospital, a 440-bed community hospital in Madison, Wisconsin. From 1991 until 2004, he served at Parkview Health, an integrated delivery network headquartered in Fort Wayne, Indiana, in a variety of executive, governance, and clinical leadership roles, including President of Parkview Hospital from 1995 to 2002. From 1982 to 1994, Dr. Byrne practiced pulmonary and critical care medicine. He is a Clinical Professor of Medicine at the University of Wisconsin School of Medicine and holds fellowships in the American College of Physicians, the American College of Chest Physicians, the American College of Healthcare Executives, and the American College of Physician Executives. Dr. Byrne has a B.S. from the University of Notre Dame, a Master of Medical Management from Carnegie Mellon University, and an M.D. from the State University of New York Downstate Medical Center. He has attended the Executive Program at the University of Michigan Business School and corporate governance education programs at Harvard Business School, the University of Wisconsin and Stanford University. Dr. Byrne also serves as a director of Steel Dynamics, Inc. In nominating Dr. Byrne, the Nominating and Governance Committee considered as important factors Dr. Byrne’s extensive executive, governance and clinical leadership roles in several leading integrated health systems and hospitals and his experience as a practicing physician in the areas of pulmonary and critical care medicine.

William F. Miller, III has been a director of the Company since December 1997. Mr. Miller is a partner with the private equity firm Highlander Partners in Dallas, Texas. From 2000 to 2005, Mr. Miller was the Chairman and Chief Executive Officer of HMS Holdings Corp., a provider of innovative revenue enhancement and services to public and private health care programs and payors. From 1983 to 1999, Mr. Miller served as President and Chief Operating Officer of Emcare Holdings, Inc., a leading national health care services firm focused on the provision of emergency physician medical services. Mr. Miller is a director of HMS Holdings Corp. and various private companies. In nominating Mr. Miller, the Nominating and Governance Committee considered as important factors Mr. Miller’s extensive experience in executive and financial management of a diverse range of health care services companies, his past experience in the preparation and examination of financial statements and his extensive knowledge and understanding of capital markets.

Ellen M. Zane has been a director of the Company since September 2010. Since January 2004, Ms. Zane has served as President and Chief Executive Officer of Tufts Medical Center, a hospital in Boston, Massachusetts. From May 1994 to January 2004, she served as Network President for Partners Healthcare System, a physician network. Prior to 2004, Ms. Zane served as Chief Executive Officer of Quincy Hospital in Quincy, Massachusetts. Ms. Zane currently serves on the Board of Parexel International Corporation. In nominating Ms. Zane, the Nominating and Governance Committee considered as important factors her extensive executive experience in management of hospital and health care related enterprises delivered across the continuum of care which the Committee believes will benefit the Company as it explores new growth opportunities in the health care market.

Paul G. Gabos, age 46, has served as the Chief Financial Officer of the Company since June 1997. Prior to his appointment as Chief Financial Officer, Mr. Gabos served as Vice President, Administration. Before joining Lincare in 1993, Mr. Gabos worked for Coopers & Lybrand and for Dean Witter Reynolds Inc. Mr. Gabos holds a Bachelor of Science in Economics from The Wharton School of the University of Pennsylvania. Mr. Gabos is a director of MEDNAX, Inc.

Shawn S. Schabel, age 46, was appointed President of the Company in April 2003 and Chief Operating Officer of the Company in January 2001. From 1998 to 2001, Mr. Schabel served as Senior Vice President of the Company. Mr. Schabel served the Company in a number of management capacities since joining Lincare in 1989. Mr. Schabel holds a Respiratory Therapy degree from Wichita State University. Mr. Schabel served on the board of Odyssey Healthcare, Inc. until August 2010.

Corporate Governance

General

Pursuant to Delaware law and our Bylaws, our business and affairs are managed by or under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Our Board has four standing committees, the Audit Committee, the Nominating and Governance Committee, the Compensation Committee and the Compliance Committee.

Copies of the written charters for our standing committees of the Board, as well as our formal written Corporate Governance Policies, are available on our website located at www.lincare.com, and can be found under the “Investor Relations” link. Information contained on our website is not incorporated by reference in, or considered part of, this Proxy Statement.

Director Independence

Under applicable Nasdaq rules, a director of the Company will only qualify as an “independent director” if, in the opinion of the Company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that directors Altman, Black, Bryant, Byrne, Miller and Zane have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is independent as defined under Rule 4200 of the Marketplace Rules of the NASDAQ Stock Market, Inc. For each of the independent directors, there were no transactions, relationships or arrangements that were required to be considered by the Board under the applicable independence definitions in determining that the director is independent. Mr. Byrnes, the Company’s current Chief Executive Officer and Chairman of the Board, is the only director who is not independent as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. The Company applies these same independence standards to the standing committees of its Board of Directors. Mr. Byrnes is not a member of any standing committee of the Board of Directors.

Board Leadership Structure

As noted above, our Board is currently comprised of six independent directors and one employee director. Mr. Byrnes was appointed Chairman of the Board in March 2000, and has served as Chief Executive Officer and has been a member of our Board since 1997. The Board has not appointed a lead independent director or other such designee and Mr. Byrnes presides as Chairman at all meetings of our Board. The Board holds executive sessions of its non-employee directors generally at each regularly scheduled meeting. Since the Board is comprised of only seven members, six of which are non-employee directors, we have not assigned a lead director to preside over the executive sessions of the Board. We believe that this approach promotes open, active discussion among the independent directors at such executive sessions, and Mr. Byrnes meets with the full Board immediately following such sessions in order to gain feedback on such matters that have been determined by the independent directors to be important.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, customers and other stakeholders that Lincare is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of effort, and provides clear leadership for Lincare. We believe that the Company has been well served by this leadership structure.

Risk Oversight

Our Board is responsible for overseeing the Company’s risk management process. The Board evaluates Lincare’s general risk management approach with regard to the most significant risks facing Lincare and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to its Audit Committee, Compensation Committee and Compliance Committee oversight of specific risk management processes. Among its other duties, the Audit Committee reviews with management Lincare’s system of disclosure controls and system of internal controls over financial reporting and its process for determining significant areas of risk with respect to its financial statements. Among its other duties, the Compliance Committee reviews with management Lincare’s compliance with legal and regulatory requirements and the organization, management, implementation and monitoring activities of its corporate health care compliance program. Among its other duties, the Compensation Committee reviews with management the structure of Lincare’s compensation programs in order to assess the extent to which the Company’s compensation policies and practices for its employees are reasonably likely to adversely effect risk management practices and risk-taking incentives throughout the organization. The Board receives reports from each of its committees with respect to these risk oversight functions and provides recommendations and feedback to Lincare’s management concerning such activities.

Lincare’s management is responsible for developing, implementing and evaluating the risk management activities of the Company. This responsibility includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

We believe that the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Committees and Meetings of the Board of Directors

The standing committees of the Board of Directors consist of an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and a Compliance Committee. No incumbent director during 2010 attended fewer than 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he served. The Board of Directors held six meetings during 2010. The Company has no policy regarding Board member attendance at the Annual Meeting. In 2010, one director, John P. Byrnes, Chairman of the Board, attended the Annual Meeting.

Audit Committee. The Board of Directors has a separately designated standing Audit Committee composed of three independent directors established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee assists the Board of Directors in achieving its oversight and monitoring responsibilities to the stockholders relating to the accounting and financial reporting processes, financial controls and audits of the financial statements of the Company. The Audit Committee has the specific responsibilities and authority necessary to comply with Rule 10A-3(b)(2-5) under the Exchange Act (subject to the exemptions provided in Rule 10A-3(c)), concerning responsibilities relating to: (i) independent registered public accounting firms, (ii) complaints relating to accounting, internal accounting controls or auditing matters,

(iii) authority to engage advisors, and (iv) funding as determined by the Audit Committee. The Board of Directors has approved a formal written charter for the Audit Committee, a current copy of which is available on the Company’s web site at www.lincare.com, under the heading “Investor Relations.” The Audit Committee is comprised of directors Bryant, Byrne and Miller and held six meetings in 2010. The Board of Directors has determined that each of the Audit Committee members: (i) are independent as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules; (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act (subject to the exemptions provided in Rule 10A-3(c) of the Exchange Act); (iii) have not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. At least one member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board of Directors has determined that Mr. Miller qualifies as an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.

Nominating and Governance Committee.    The Nominating and Governance Committee selects and recommends candidates to the Board of Directors to be submitted for election at the Annual Meeting and candidates to fill any vacancies on the Board and develops and recommends to the Board a set of corporate governance policies, as well as changes thereto, that should be applicable to the Company. The Board of Directors has approved a formal written charter for the Nominating and Governance Committee and a set of formal written Corporate Governance Policies, current copies of which are available on the Company’s web site at www.lincare.com, under the heading “Investor Relations.” The Nominating and Governance Committee will consider director candidates proposed by stockholders in the same manner as it considers Nominating and Governance Committee nominees (see “Director Nomination Process”). The Company’s Bylaws permit stockholders to nominate directors at a stockholder meeting provided that stockholders give timely notice thereof in writing to the Secretary of the Company and otherwise comply with the procedures set forth in the Company’s Bylaws. The Nominating and Governance Committee is comprised of directors Black, Miller and Zane, each of whom is independent as defined under the Nasdaq Marketplace Rules, and held one meeting in 2010.

Compliance Committee.    The Compliance Committee reviews health care compliance issues related to the Company’s health care compliance programs and, where appropriate, provides reports and recommendations to the Board regarding these programs. The Compliance Committee is comprised of directors Altman, Bryant and Byrne and held four meetings in 2010.

Compensation Committee.    The Board of Directors has a standing Compensation Committee comprised of directors Altman, Black and Zane, each of whom is independent as defined under the Nasdaq Marketplace Rules. The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to all aspects of director compensation and executive compensation for the Chief Executive Officer and other senior executives of the Company. The Board of Directors has approved a formal written charter for the Compensation Committee, a current copy of which is available on the Company’s web site at www.lincare.com, under the heading “Investor Relations.” The Compensation Committee reviews and reassesses the adequacy of the committee’s formal written charter on an annual basis and recommends any proposed changes to the Board for approval. In 2010, the Compensation Committee held two meetings.

Compensation Committee Interlocks and Insider Participation

There are none.

Related-Person Transactions

The Company’s policies and procedures for the review, approval, or ratification of any transactions with related persons are set forth in writing and were approved by the Board of Directors. All directors and executive officers of the Company are required to avoid any transaction that might (i) impair, or appear to impair, the proper performance of their company-related responsibilities or (ii) affect their independence of judgment with respect to any business dealings between the Company and any other organization or individual. To this end, no director or executive officer of the Company may enter into or facilitate any related party transaction, as defined in the policy, on the Company’s behalf unless such transaction has been approved in accordance with the policy. The policy specifies required procedures for identification, reporting, review, and approval of, and record-keeping with respect to, any related-person transactions with the Company. In 2010, there were no transactions or proposed transactions in which the Company was or is to be a participant and in which any related person had or will have a direct or indirect material interest.

For purposes of the policy, a related-person transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships between or involving the Company (or any of its consolidated subsidiaries or affiliated professional associations, corporations and partnerships) and any related person or any other corporation, firm, association or entity in which any related person is a director or officer or is financially interested. Transactions pertaining to director or executive officer compensation, benefits and perquisites that are approved in accordance with the charter of the Compensation Committee or by the Board of Directors are not subject to the policy. A related person is defined under the policy as any executive officer, director or nominee for director, or holder of more than five percent of the outstanding voting stock of the Company or any of their respective immediate family members.

Any employee or director of the Company who is aware of any related-person transaction that has occurred or that may occur, or who has a question about whether a related-person transaction exists, is required without unreasonable delay to notify the Company’s Chief Financial Officer. If the Company’s Chief Financial Officer or an immediate family member of the Chief Financial Officer appears to be a participant in a related-person transaction, then the transaction would be reported instead to another executive officer who does not appear to be a participant in the transaction (a disinterested executive officer).

The Audit Committee of the Board of Directors is responsible for applying the policy and administering the procedures for reviewing all related-person transactions. If the Chief Financial Officer (or a disinterested executive officer) determines that a related-person transaction has occurred or will occur, then he or she is required to promptly refer the matter to disinterested members of the Audit Committee for their review. In the event that less than a majority of the members of the Audit Committee are disinterested, the matter would be referred promptly to all of the disinterested members of the Board of Directors acting as a committee. The Audit Committee would conduct such review at its next regularly-scheduled meeting, or earlier if a special meeting is called by the Chairman of the Audit Committee. The disinterested members of the Audit Committee would review each referred related-person transaction to determine whether such transaction is in good faith and on fair and reasonable terms that are no less favorable to the Company than those that would be available to the Company in a comparable transaction in arms-length dealings with an unrelated third party at the time it is authorized by the Audit Committee. If approved (based solely on the aforementioned standards of review) by a majority of the disinterested members of the Audit Committee, then such related-person transaction would not be disallowed solely by reason of its related nature. If the related-person transaction has already occurred and the Audit Committee is aware of this fact during its deliberation, then its approval, if given, would constitute a ratification of such transaction. Such approval or ratification would not be construed to require the consummation of such transaction, but rather would evidence solely the Audit Committee’s non-objection thereto based only on the related nature of the transaction.

Certain material related-person transactions may be required by law to be disclosed publicly. Therefore, the Audit Committee would, in the course of its review, create or cause to be created a record of information for each transaction reviewed, including without limitation a narrative description of the nature of the transaction, the amount involved and the identity and extent of involvement of each participant who is a related person, the decision of the Audit Committee, the dates of referral to, and review and decision by, the Audit Committee, and the date the transaction was consummated (if applicable).

Compensation of Directors

Retainer and Committee Chair Fees

Directors who are employees of the Company do not receive any additional compensation for their services as directors. During fiscal year 2010, non-employee directors received an annual retainer, which is paid quarterly, and an additional retainer for serving as a chairman of a committee of the Board. The annual retainer for each non-employee director is $60,000. In addition to the annual retainer, the following annual fees are payable to the respective chairmen of the committees of the Board: (a) Audit Committee ($20,000), (b) Compensation Committee ($15,000) and (c) Compliance Committee ($10,000). In addition to the retainer and committee chair fees, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

Equity Compensation

Non-employee directors are eligible to participate in the Company’s stock plans pursuant to which they may be granted options to purchase common stock of the Company or awarded shares of restricted common stock of the Company. Historically, the exercise prices for all stock options granted to non-employee directors have been equal to the market price of the Company’s common stock on the date of grant, and the options have generally vested in equal increments over a three-year period and expire within eight years of the date of grant. Stock options granted to directors become immediately exercisable upon a change of control of the Company. In the event that a director ceases to be a non-employee director for reasons other than a change of control, the vested stock options held by such director as of the date of termination of directorship must be exercised within one year.

The following table shows compensation information for the Company’s non-employee directors for fiscal year 2010.

Director Compensation

for Fiscal Year 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stuart H. Altman, Ph.D.	70,000	—	—	—	—	—	70,000
Director, Compliance Committee Chairman

Chester B. Black	75,000	—	—	—	—	—	75,000
Director, Compensation Committee Chairman

Frank D. Byrne, M.D.	60,000	—	—	—	—	—	60,000
Director

Angela P. Bryant	15,000	522,800	—	—	—	—	537,800
Director

William F. Miller, III.	80,000	—	—	—	—	—	80,000
Director, Audit Committee Chairman

Ellen M. Zane	15,000	522,800	—	—	—	—	537,800
Director

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown represent the aggregate grant date fair values of stock and option awards granted within the fiscal year computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation computations can be found in Note 11, “Stock Plans,” to the Consolidated Financial Statements included in Lincare’s Annual Report on Form 10-K for fiscal year 2010 filed with the Securities and Exchange Commission.

(2)	The aggregate grant date fair values of the restricted stock awards granted on November 1, 2010 to directors Bryant and Zane were $522,800, representing the closing price of the common stock on the grant date of $26.14 per share multiplied by the 20,000 shares granted to each director. The shares become unrestricted in equal increments of 10,000 shares on November 1, 2011 and 2012 and were awarded shortly after their initial election to the Board of Directors. As of December 31, 2010, directors Altman, Black, Byrne and Miller each held 48,000 shares of restricted common stock and directors Bryant and Zane each held 20,000 shares of restricted stock.

(3)	As of December 31, 2010, directors Altman, Black, Byrne and Miller each held unexercised options to purchase 264,000 shares of Company common stock.

Director Nomination Process

Director Qualifications – The Nominating and Governance Committee believes that individuals who are nominated by the Committee to be a director should have demonstrated notable or significant achievements in business, education or public service; should have a breadth of knowledge about issues affecting the Company; should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a diverse range of skills and perspectives to its deliberations; should demonstrate a willingness to apply sound and independent business judgment and have no present conflicts of interest; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders. Consideration will also be given to candidates with financial management, reporting and control expertise or other experience that would qualify the candidate as a “financial expert” under established standards. Further, each candidate must be willing to commit, as well as have, sufficient time available for meetings and consultation on Company matters and to otherwise discharge the duties of Board membership and should have sufficient years available for service to make a significant contribution to the Company over time.

Selection and Nomination Process – When recommending to the Board the slate of directors to be nominated for election at the Annual Meeting, the Nominating and Governance Committee reviews the qualifications and backgrounds of nominees for director, as well as the overall composition of the Board. The Nominating and Governance Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members and recommendations from stockholders. When a board vacancy arises, the committee seeks to identify the most capable candidates available who meet the Board’s criteria for nomination and who will be able to serve the best interests of all stockholders. The committee shall ensure that women and minority candidates are routinely sought as part of every director search it undertakes and will take every reasonable step to ensure that women and minority candidates are in the pool from which Board nominees are chosen. The committee may engage outside search firms to identify suitable candidates. The Nominating and Governance Committee is also authorized to engage in whatever evaluation processes it deems appropriate to assess the suitability of a candidate for service on the Board. In formulating its recommendation, the Nominating and Governance Committee will consider not only the findings and conclusions of its evaluation process, but also the composition of the Board to ensure that the Board reflects the knowledge, experience, skills, expertise and diversity required for the Board to fulfill its duties. In considering whether to recommend directors who are eligible to stand for re-election, the Nominating and Governance Committee may consider a variety of factors, including a director’s contributions to the Board and ability to continue to contribute productively, attendance at Board and committee meetings, and the independence of the director, as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for Board service. The committee assesses the effectiveness of the Company’s nomination policies on an annual basis, as part of the Board’s evaluation of its effectiveness as a group. In the course of this performance evaluation, the Board considers whether the Board’s composition reflects an appropriate mix of skills, experience and diversity, in relation to the needs of the Company.

Stockholder Nominations – The Company’s Bylaws permit stockholders to nominate directors at a stockholder meeting provided that stockholders give timely notice thereof in writing to the Secretary of the Company and otherwise comply with the procedures set forth in the Company’s Bylaws. Stockholders who wish to nominate a person for election as a director may submit the recommendation to the Secretary of the Company in compliance with the procedures described in the Company’s Bylaws. Stockholders may also recommend prospective candidates for consideration by the Nominating and Governance Committee, and such candidates will be considered in the same manner as other candidates. A stockholder who wishes to make such a recommendation should notify the Secretary of the Company in writing and include, at a minimum, (i) the name and address, as they appear in the Company’s books, of the stockholder giving the notice, (ii) the class and number of shares of the Company that are beneficially owned by the stockholder, (iii) a statement that the candidate is willing to be nominated and to serve as a director if elected, and (iv) any other information regarding the candidate that the Securities and Exchange Commission would require to be included in a proxy statement. If the Nominating and Governance Committee determines that a stockholder-recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next Board vacancy or in connection with the next Annual Meeting of Stockholders.

Communicating with the Board of Directors

The Board of Directors provides a process for stockholders to send communications to the Board. The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Audit Committee, with the assistance of the Company’s

Corporate Compliance Manager, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Audit Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs and matters as to which the Company tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Audit Committee, Lincare Holdings Inc., 19387 U.S. 19 North, Clearwater, Florida 33764.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and beneficial owners of more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and The Nasdaq Global Market initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.

Based on a review of the copies of such filings furnished to the Company, the Company believes that all of its directors, executive officers and beneficial owners of more than 10% of its equity securities complied with all filing requirements applicable to them with respect to transactions completed during the 2010 fiscal year.

Compensation Discussion and Analysis

The Board of Directors has a standing Compensation Committee comprised of directors Altman, Black and Zane, each of whom is independent as defined under the NASDAQ Marketplace Rules. The Compensation Committee operates under a formal written charter that has been approved by the Board of Directors, a current copy of which is available on the Company’s website at www.lincare.com, in the “Committee Charters” section under the heading “Investor Relations.”

The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to all aspects of director and executive officer compensation. The Committee reviews corporate goals and objectives relevant to such compensation and makes recommendations to the Board for adoption. The Compensation Committee evaluates the performance of the directors and executive officers based on corporate goals and objectives and other such factors as it deems appropriate, such as, (i) the short-term and long-term performance of the Company, (ii) the performance of the executive officers in light of relevant goals and objectives recommended by the Committee and approved by the Board, (iii) executive compensation levels at comparable companies, and (iv) the recommendations of the Chief Executive Officer. Based on its evaluation, the Compensation Committee recommends to the Board the compensation of the directors and executive officers, including salary, annual and long-term incentive compensation, annual incentive goals, option awards, stock awards, non-equity incentive plan compensation, benefits, perquisites and other compensation. The Committee also makes recommendations to the Board regarding director and executive officer employment contracts or arrangements.

Compensation Committee Process

The Compensation Committee evaluates the internal equity and external competitiveness of the compensation offered to the directors and executive officers and recommends action to the Board as it deems appropriate. The Committee makes recommendations to the Board with respect to equity based and non-equity based plans of the Company and it administers such plans with authority to make and modify grants under, and to approve or disapprove participation in, such plans. The Compensation Committee is directly responsible for the appointment, compensation, retention and oversight of any compensation consultants engaged to assist the Committee in carrying out its functions and responsibilities. At the request of the Committee to do so, the Chief Executive Officer or Chief Financial Officer may pre-negotiate engagement fees with such compensation consultants and may provide a recommendation to the Committee for its consideration. The Company provides for appropriate funding, as determined by the Committee, for payment of compensation to any consultants employed by the Committee and ordinary administrative expenses that are necessary and appropriate in carrying out its duties. The Committee may form and delegate authority to one or more sub-committees, but has not done so in the past.

In April of 2009, in advance of negotiating certain amendments to the employment agreements with the Company’s executive officers and prior to the expiration at the end of that year of the agreements in effect at that time, the Compensation Committee engaged Frederick W. Cook & Co., Inc. (“F.W. Cook”), executive compensation consultants, to assist with its review of the Company’s executive compensation levels, practices and programs. The scope of the engagement included a review of the Company’s peer group to ensure that it remained appropriate for executive compensation benchmarking purposes, assessment of the competitiveness of the Company’s compensation levels including base salary, annual bonus, long-term incentives and other forms of compensation and a review of the key terms and conditions of the employment agreements for the Company’s executive officers in relation to market practices.

F.W. Cook developed a peer group consisting of 15 publicly-traded health services companies headquartered in the United States with annual revenues, market capitalizations, and product and service offerings similar to those of the Company. F.W. Cook evaluated the peer group used earlier by Pearl Meyer and removed companies that had since been acquired by or had merged with other companies or that no longer met the criteria established by F.W. Cook for inclusion in the comparative analysis. The peer group was revised and expanded accordingly to include: Amedisys, Chemed Corporation, Davita, Emergency Medical Services, Gentiva Health Services, Laboratory Corporation of America, LifePoint Hospitals, Magellan Health Services, Mednax, National HealthCare, Omnicare, Psychiatric Solutions, Res-Care, Sun Healthcare Group and Universal Health Services. F.W. Cook also considered the compensation levels and practices of the only two publicly-traded, albeit smaller, direct competitors of the Company, American HomePatient and Rotech Healthcare. F.W. Cook presented the Compensation Committee with an analysis of various size metrics of the peer companies compared with the Company, including market capitalization, net revenues, net income, total assets and number of employees, and various one-year and three-year performance measures including growth in net revenues, net income and total shareholder returns. The analysis included a comparison of the cash and equity-based compensation elements of each of the Company’s executive officers to the respective compensation amounts earned by the executive officers of the peer companies for the most recently available fiscal year. F.W. Cook also prepared a summary for the Committee of the key terms and conditions in the executive officers’ expiring employment agreements and provided observations and comments to be considered by the Committee when negotiating amendments to those agreements with each executive officer.

The Committee considered F.W. Cook’s observations and recommendations in evaluating the components and levels of executive compensation to be set forth in the executive officers’ amended employment agreements. F.W. Cook presented the comparative position of the various elements of the Company’s executive compensation program relative to market percentiles. The Committee believes that these comparisons were useful in evaluating the competitiveness of the Company’s program. While the Committee does not establish specific percentile objectives for the individual elements of compensation or for aggregate compensation, the Committee determined that it would target the Company’s executive compensation levels between the 75th and 90th percentiles of the peer universe. The Committee concluded that it was important to establish compensation levels for the Company’s executive officers that were higher than the average compensation levels earned by individuals employed by peer companies in positions of similar job responsibilities. Compensation levels within the 75th and 90th percentiles were deemed relevant by the Committee in light of the strong relative performance achieved by the Company under the direction of its executive officers in the preceding one- and three-year periods, as shown in the comparative performance data presented by F.W. Cook. The Committee placed particular emphasis on the Company’s superior results compared with its direct competitors in light of significant, industry-specific factors that affected performance during the periods evaluated. The home medical equipment industry in which the Company operates has come under tremendous reimbursement pressure from Medicare and other government payment sources that were deemed by the Committee to be unique when compared with the broader peer company universe. The Committee also placed significant emphasis on the long tenure of each executive officer with the Company in their respective positions.

The Committee considered the F.W. Cook observations and recommendations as it negotiated amendments to the employment agreements with the executive officers, which were otherwise set to expire on December 31, 2009. On October 1, 2009, the Company entered into amended agreements (the “third amended employment agreements”) with each of its executive officers principally to extend the term of the employment agreements from December 31, 2009 to December 31, 2012. The specific compensation levels and other terms and conditions established in the third amended employment agreements are substantially similar to the compensation levels and other terms and conditions previously in effect. Specifically, the annual salaried amounts and bonus compensation formulas of the executive officers and other key employment provisions were unchanged in the amended agreements. The Committee also used the data compiled by F.W. Cook to establish the value of an equity-based grant to each executive officer to be awarded as of the effective date of the third amended employment agreements. The vesting provisions of the equity-based awards, consisting of non-qualified stock options and shares of restricted stock, are subject to specified service conditions that are essentially concurrent with the employment period covered by the amended agreements. The equity grants on October 1, 2009 were intended to represent three-year grants and the Committee does not expect to make any additional equity awards to the executive officers during the remaining terms of each of the executive employment agreements, which run through December 31, 2012. The restricted shares will remain unvested until November 1, 2012, approximately concurrent with the expiration of the third amended employment agreements. The stock options vest in equal one-third increments on November 1, 2010, 2011 and 2012 and were granted with an exercise price equal to the fair market value of the Company’s common stock on the date of the grant.

The Committee has the authority to make recommendations to the Board with regard to amending the employment agreements or establishing additional elements of executive compensation in the future when and if it deems appropriate.

Compensation Policies and Overall Objectives

The Company’s executive compensation program is intended to attract, retain and motivate high quality executives with a performance-based compensation package that promotes Company growth and enhancement of stockholder value. The executive compensation program consists of two primary components: (i) cash compensation and (ii) equity-based compensation, historically delivered through the grant of stock options and restricted stock pursuant to the Company’s shareholder-approved stock plans. The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee does not target a specific mix of cash and equity-based, or short-term and long-term, compensation elements in structuring such program.

The Compensation Committee views the cash compensation component to be in recognition of the contribution by the executive officers to the Company’s financial performance in the current fiscal year. The cash compensation component of executive pay is comprised of two primary elements: (i) base salary and (ii) performance-based bonus compensation. The cash component of the Company’s executive compensation program is intended to provide compensation for carrying out the duties expected of each executive position and to reward achievement of short-term annual financial goals, as measured by the Company’s operating results in the current fiscal year. The Committee seeks to offer salaried compensation to the Company’s executive officers that provides fair payment for the responsibilities and demands of their respective position, consistent with the experience, qualities and commitment of each individual and competitive with potential market demand for their services. The performance-based bonus compensation is intended to motivate and reward the executive officers for contributing to the Company’s delivering strong operating performance as reflected in its financial results.

The Compensation Committee believes that the Company’s executive officers should be motivated to achieve, and participate significantly in, the creation of long-term shareholder value attained through appreciation in the market price of the Company’s common stock. Stock options and/or restricted shares may be granted periodically to the Company’s executives at the discretion of the Compensation Committee in order to enhance the link between shareholder value creation and executive pay. Stock options are granted with an exercise price equal to the market value of the Company’s common stock on the date of the grant. Accordingly, stock options have realizable value to the recipient only if the stock price appreciates after the date the options are granted. Further, stock options issued to the Company’s executive officers become exercisable after a defined vesting period, usually in scheduled increments between 12 and 36 months, and expire eight years from the date of grant. Shares of restricted stock may also be awarded periodically to executives in order to encourage ownership of the Company’s shares. The vesting of restricted stock awards may be subject to meeting pre-established long-term, performance-based and service-based requirements. Such requirements might include achievement of pre-approved annual earnings per share targets and continued employment with the Company. The Compensation Committee believes that this approach focuses executives on the creation of shareholder value over the long term while providing incentive for the executive to remain in the employ of the Company. The Compensation Committee further believes that any risks associated with this approach are not reasonably likely to have a material adverse effect on the Company.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to certain of their most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. It is the Committee’s objective to maximize deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. In accordance with that objective, certain long-term incentives such as stock options issued pursuant to equity plans approved by stockholders are designed as qualifying performance-based compensation, while annual salaries and bonuses that are not approved by stockholders are not considered as such for tax purposes. Shareholder approval of specific bonus compensation arrangements would be required to qualify for exclusion from the deduction limit, and the Committee believes that such approval would limit its flexibility in negotiating or otherwise determining such arrangements with management on behalf of the stockholders.

Base Salaries

The Compensation Committee reviews each executive officer’s base salary annually. The Committee generally establishes the base salary of each executive officer at the time that it enters into an employment agreement with each executive. The employment agreements currently in place for the Company’s executive officers, Mr. John Byrnes (Chief Executive Officer), Mr. Paul Gabos (Chief Financial Officer and Secretary) and Mr. Shawn Schabel (President and Chief Operating Officer), set forth the terms and conditions of employment for each executive for the period from October 1, 2009 through December 31, 2012. The base salary amounts established at the commencement of the employment period in the third amended employment agreements on October 1, 2009 were initially set at an annual rate equal to each executive’s 2009 salary. The employment agreements provide for annual increases in the base salary amounts based on the CPI-U for the preceding twelve months, or such higher amounts as may be determined from time to time by the Compensation Committee in its sole discretion. These increases are established by the Committee at the beginning of each calendar year upon its review of the published CPI-U data for the preceding calendar year.

Based on its review of the findings and considerations presented by F.W. Cook in 2009, the Compensation Committee determined that no adjustments would be made to any of the base salaries in effect at the commencement of the terms of employment covered by the third amended employment agreements effective October 1, 2009. In establishing the rate of increase in the base salaries of the executives in calendar year 2010, the Committee observed that the year over year increase in the CPI-U for December 2009, as published by the

U.S. Department of Labor, was 2.7%. Accordingly, the Committee approved a 2.7% increase in the base salaries of the executive officers for the 2010 annual period. In establishing the rate of increase in the base salaries of the executives in calendar year 2011, the Committee observed that the year over year increase in the CPI-U for December 2010, as published by the U.S. Department of Labor, was 1.5%. Accordingly, the Committee approved a 1.5% increase in the base salaries of the executive officers for the 2011 annual period.

Annual Cash Bonuses

The Compensation Committee determines the annual performance-based cash compensation for the Company’s executive officers pursuant to the terms of the officers’ respective employment agreements. The Committee believes that the cash bonus plan promotes the Company’s performance-based compensation philosophy by providing executives with direct cash incentives for achieving specific performance goals. Under the terms of the employment agreements with the executive officers, the bonus amounts are calculated pursuant to a formula that compares the Company’s reported diluted EPS in each fiscal year with the expected diluted EPS of the Company for such year as set forth in the annual business plan prepared in advance by the Company and approved by the Board of Directors (“Business Plan EPS”). Bonus payments under the formula are subject to a maximum cash bonus payment of 200% of annual salary. Under the formula, in respect of each calendar year (or applicable portion thereof) during the term of his employment, the Company will pay bonus compensation to each executive officer in an amount equal to the lesser of 200% of such executive’s annual salary or: (i) the percentage of salary set forth in the table below which corresponds to the percentage by which the Company’s reported diluted EPS for such calendar year compares with the Business Plan EPS, multiplied by (ii) the executive’s annual salary for such calendar year.

Diluted EPS as a % Of Business Plan	% of Salary
0-99%	0%
100%	80%
101%	90%
102%	100%
103%	110%
104%	120%
105%	130%
> 105%	130% + an additional 10% for each full percentage point of EPS achieved over Business Plan EPS

The Compensation Committee believes that the current bonus compensation formula is appropriate and in the best interests of the stockholders of the Company. In developing the formula, the Committee considered the impact that ongoing reductions in payment amounts put into effect by government payors, such as Medicare, for the Company’s products and services are likely to have on the Company’s EPS growth in the future. The Committee believes that a formula based on achieving or exceeding the target operating results set forth in the Company’s annual business plan, which include an estimate of the impact of expected Medicare price reductions in the coming year, is consistent with the overall objectives of the performance-based component of the cash compensation program. The Committee believes that a bonus plan that establishes performance targets in advance and incorporates anticipated changes in reimbursement for the Company’s products and services or other factors expected to affect the Company’s financial results in a given year is preferable to one that adjusts reported financial results for such factors retrospectively. The Committee retained its right under the third amended employment agreements to adjust upward or downward at its discretion the Business Plan EPS to account equitably for (i) any extraordinary charges; (ii) any unusual non-recurring items; (iii) changes in accounting principles required under generally accepted accounting principles; or (iv) any unanticipated events or occurrences, which events impact the Company’s fully diluted EPS in respect of any such applicable period.

The Committee believes that EPS is the most appropriate company performance measure for determining bonus compensation because EPS is determined in accordance with generally accepted accounting principles, includes all income and expense components of net profitability, and takes into account potential stockholder dilution (or anti-dilution) from all equity-based transactions. The percentage of base salary paid as a cash bonus under the formula increases incrementally with increases in the percentage by which annual reported EPS exceeds the Business Plan EPS. The Committee recognizes that EPS is a Company-level metric and, as such, the individual performance of each executive officer within their respective areas of responsibility is not considered in establishing the amount of bonus earned and believes that it is important for the executive officers to work toward a common performance goal on behalf of the stockholders. In the event that the Company’s performance goals are met, the Committee believes that the cash bonus plan should result in an annual cash bonus payment to each executive officer that is approximately equal to one to two times the amount of annual salaried compensation for such officer. This level of bonus compensation was also consistent with the findings and considerations presented to the Committee by F.W. Cook in 2009 in connection with its evaluation of the Company’s executive compensation programs.

On February 2, 2011, the Committee approved the cash bonus amounts to be paid to each executive officer for services performed in 2010 in accordance with the annual performance-based bonus compensation provisions contained in the executive employment agreements. The Company achieved earnings of $1.87 per share in 2010, exceeding the pre-established Business Plan EPS of $1.81 (adjusted for a 3-for-2 stock split in 2010). The Committee concluded that actual EPS as a percentage of Business Plan EPS in 2010 was approximately 103%, which, pursuant to the bonus compensation formula, resulted in earned bonus compensation of 110% of each executive officer’s base salary. The resulting bonus payments made to Messrs. Byrnes, Gabos and Schabel for fiscal year 2010 were $1,013,134, $506,567 and $675,759, respectively.

On February 23, 2010, the Committee approved the cash bonus amounts to be paid to each executive officer for services performed in 2009 in accordance with the annual performance-based bonus compensation provisions contained in the executive employment agreements. The Company achieved earnings of $1.32 per share in 2009 (adjusted for the 3-for-2 stock split in 2010), exceeding the pre-established Business Plan EPS of $1.20 (as adjusted). The Business Plan EPS figure included an estimate of the impact on the Company’s 2009 operating results from significant reductions in Medicare payment amounts for the Company’s primary products and services. The estimate of the impact to the 2009 financial results was determined by the Committee to have been accurate in all material respects. The Committee concluded that actual EPS as a percentage of Business Plan EPS in 2009 was approximately 110%, which, pursuant to the bonus compensation formula, resulted in earned bonus compensation of 180% of each executive officer’s base salary. The resulting bonus payments made to Messrs. Byrnes, Gabos and Schabel for fiscal year 2009 were $1,614,268, $807,134 and $1,076,718, respectively.

On February 3, 2009, the Committee approved the cash bonus amounts to be paid to each executive officer for services performed in 2008 in accordance with the annual performance-based bonus compensation provisions contained in the respective employment agreements. The Company achieved earnings of $2.02 per share in 2008 (adjusted for the 3-for-2 stock split in 2010 and the respective application of a change in accounting principle in 2009), exceeding the pre-established Business Plan EPS of $1.92 (as adjusted). Pursuant to the bonus compensation formula, the Committee determined that actual EPS as a percentage of Business Plan EPS in 2008 was approximately 105%, resulting in earned bonus compensation of 130% of each executive officer’s base salary. The resulting bonus payments made to Messrs. Byrnes, Gabos and Schabel for fiscal year 2008 were $1,165,860, $582,930 and $777,630, respectively.

Long-Term, Stock-Based Compensation

The Compensation Committee believes that the Company’s executive officers should be motivated to achieve, and participate significantly in, the creation of long-term shareholder value attained through appreciation in the market price of the Company’s common stock. Stock options and/or restricted shares may be granted to the Company’s executives at the discretion of the Committee in order to enhance the link between shareholder value creation and executive pay. The Committee administers the stock-based compensation program in accordance with the terms of the Company’s stockholder-approved equity plans. The Committee reserves the right to determine the mix of stock options and restricted shares to be included in any particular grant and believes that both forms of equity compensation serve to align the goals of the Company’s executive officers with those of the shareholders. Specifically, the Committee believes that the issuance of restricted shares promotes long-term common share ownership by the Company’s executive officers and may be issued subject to service-based or performance-based conditions as determined at the discretion of the Committee. Stock options are also believed by the Committee to enhance the link between shareholder value creation and executive pay and, in addition, exhibit certain other favorable characteristics, including: (1) stock options are granted with an exercise price equal to the fair market value of the Company’s common stock on the date of the grant, so stock options have realizable value to the recipient only if the stock price appreciates after the date the options are granted; (2) stock options result in cash proceeds to the Company through the sale of newly issued shares of common stock at a price equal to the exercise price of the option; and (3) non-qualified stock options are deemed to be performance-based under Section 162(m) of the Internal Revenue Code and result in more favorable tax treatment to the Company than restricted stock.

The findings and recommendations presented to the Committee by F.W. Cook in 2009 include a long-term equity incentive framework for the Committee to consider that takes into account the size of equity grants and resulting stockholder dilution and compares the practices of the Company to companies in its peer group. While the Committee does not target a specific mix of cash and equity-based, or short-term and long-term, compensation elements, the Committee believes that the current mix of long-term compensation creates the appropriate incentives for its executive officers consistent with the overall objectives of the Company. The Company’s long-term incentive program and the amounts awarded under such program are reviewed annually and are determined solely at the discretion of the Committee.

On October 1, 2009, concurrent with the execution of the third amended employment agreements with the Company’s executive officers which extended the terms of their employment for three additional years to December 31, 2012, the Committee awarded, adjusted for the 3-for-2 stock split in 2010, to Mr. Byrnes a total of 660,000 shares of restricted stock and 525,000 stock options, to Mr. Gabos a total of 330,000 shares of restricted stock and 300,000 stock options and to Mr. Schabel a total of 435,000 shares of restricted stock and 375,000 stock options. In determining the number of restricted shares and stock options awarded to the executive officers and the related terms and conditions of the grants, the Committee considered the findings and recommendations of F.W. Cook as well as each officer’s position and level of responsibility, his contribution to the long-term success of the Company and each officer’s historical award levels. The equity grants on October 1, 2009 are intended to represent three-year grants and the Committee does not expect to make any additional equity awards to the executive officers during the remaining terms of each of the executive employment agreements, which run through December 31, 2012. The restricted shares will remain unvested until November 1, 2012, approximately concurrent with the expiration of the third amended employment agreements. The stock options vest in equal one-third increments on November 1, 2010, 2011 and 2012 and were granted with an exercise price equal to the fair market value of the Company’s common stock on the date of the grant.

On September 30, 2008, the Committee awarded, adjusted for the 3-for-2 stock split in 2010, 225,000, 112,500 and 150,000 shares of restricted stock to Messrs. Byrnes, Gabos and Schabel, respectively. In determining the number of restricted shares awarded to the executive officers, the Committee considered each officer’s position and level of responsibility, his contribution to the long-term success of the Company and each officer’s historical award levels. The restricted stock agreements allowed vesting in two equal increments on October 1, 2009 and October 1, 2010, but contained a performance-based acceleration provision whereby the restrictions on all of the shares would be removed on October 1, 2009 if the Company achieved an earnings per share target established by the Board for the 12-month period immediately following the date of the grants. In October 2009, the Committee reviewed the financial results of the Company for the preceding twelve months and determined that the target was achieved and the performance condition had been satisfied. Accordingly, the restrictions were removed and all of the shares became vested as of October 1, 2009.

Stock-based compensation awarded to the Company’s executive officers is subject to the terms and conditions set forth in the respective agreements underlying the award of stock options and restricted shares.

Generally, rights to exercise stock options granted by the Company are subject to vesting provisions that typically entitle the optionee to exercise the options in scheduled increments between one to three years and expire eight years from the date of grant. Restricted stock grants may be subject to performance and service conditions, the achievement of which removes the restrictions on the shares over a period that is defined in the underlying agreement. Such performance conditions may include achievement of certain EPS or other financial targets established by the Committee and are subject to continued employment of the executive over the measurement period.

The Committee does not have a formal policy for determining when stock-based awards are granted, but does require, in the case of stock options, that such awards be granted with an exercise price equal to the market price of the Company’s stock on the date of grant. The Committee has established stock ownership requirements specifying applicable amounts and forms of ownership of the Company’s common stock by its executive officers and non-employee directors. Pursuant to these requirements, the Company’s executive officers are required to maintain ownership of shares of Company stock equivalent to three times their respective base salary, and for non-employee directors, three times the amount of the annual cash retainer. The Company also maintains a policy that prohibits any employee from hedging the economic risk of ownership and/or engaging in the purchase or sale of any derivative securities derived from the Company’s common shares.

Benefits and Perquisites

The Company’s executives are eligible to participate in certain benefit programs available to all employees of the Company including health insurance, life and disability insurance, Company contributions to a 401(k) plan (subject to certain regulatory and other limits) and participation in an employee stock purchase plan. The employee stock purchase plan allows employees to accumulate payroll deductions for the purpose of purchasing shares of the Company’s common stock on a quarterly basis at a price per share equal to 85% of the lower of the market price of a share of common stock on the last day of the previous plan quarter or the last trading day of the current plan quarter. Except for the severance arrangements described below, the Company does not offer any post-employment or retirement benefits to any of its employees. The Compensation Committee does not believe that such retirement benefits serve the interests of the Company’s stockholders.

A limited number of perquisites are available to the Chief Executive Officer and other executive officers that are not otherwise available to non-executive employees of the Company. The Company pays for a golf club membership on behalf of the Chief Executive Officer. The club is in close proximity to the corporate headquarters office and is thereby convenient for use in conjunction with various business-related activities. The Company also pays for the Chief Executive Officer to undergo an extensive annual physical examination that is not otherwise available to employees of the Company. The Company makes available to its executive officers personal use of Company owned and operated aircraft. The personal use of Company owned aircraft, if any, is included in each executive officer’s earnings reported to the Internal Revenue Service and the Company does not reimburse the individual for the income taxes payable on such earnings. The Company also makes available to its executive officers an annual allowance of up to $7,000 per year for financial planning services.

The executive officers’ employment and equity compensation agreements contain various severance and change of control provisions. Such provisions provide for the payment of cash compensation upon the occurrence of certain events, as defined in the employment agreement, whereby the executive’s employment term shall end and the executive’s employment there under shall be terminated. In the event of termination of the executive’s employment at any time other than for cause or for good reason (as defined in the employment agreement), then the Company shall pay to the executive an amount equal to two times the sum of (A) his then-current annual salary in effect immediately prior to such termination, plus (B) the average of the bonus paid to or earned by the executive with respect to the three calendar years immediately preceding such termination, paid in 24 equal monthly installments. An equivalent amount of cash compensation would also be payable to the executive officer upon a change of control of the Company (as defined in the agreement) plus an additional amount equal to two times the average annual cost for Company employees of obtaining medical, dental and vision insurance under

COBRA, and such severance amounts payable pursuant to a change of control are paid in a lump sum within 10 business days after the change of control. The employment agreements also contain non-competition and non-solicitation provisions during the two-year period commencing on the date the employment term ends for any reason whatsoever.

The Company’s stock option and restricted stock agreements with its executive officers contain provisions that accelerate in full the vesting of rights to exercise stock options and the removal of the Company’s purchase option related to unvested restricted shares upon a change of control. The Committee believes such change of control provisions help ensure management’s focus and commitment during a contentious period that might include a contest for control of the Company. The Company’s relatively diffuse ownership structure as a publicly-held corporation may increase the probability of managerial resistance to takeover bids that would enhance shareholder value. Without exit compensation, management may be more likely to choose to resist a takeover bid, and this managerial resistance could lead to a depletion of valuable corporate resources. The Committee believes that exit compensation upon a change of control serves to increase shareholder value and is therefore in the best interests of the Company and its stockholders.

Executive Compensation

Summary Compensation

The following table sets forth all compensation paid to, or earned by, each of the Company’s executive officers for fiscal years 2008 through 2010.

Summary Compensation Table

For Past Three Fiscal Years

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John P. Byrnes	2010	921,030	—	—	—	1,013,134	—	37,643	(4)	1,971,807
Chief Executive Officer	2009	896,816	—	13,450,800	3,751,649	1,614,268	—	40,469	(4)	19,754,002
	2008	896,816	—	4,513,500	—	1,165,860	—	51,372	(4)	6,627,548

Paul G. Gabos	2010	460,515	—	—	—	506,567	—	19,907	(5)	986,989
Chief Financial Officer and Secretary	2009	448,408	—	6,725,400	2,143,799	807,134	—	16,687	(5)	10,141,428
	2008	448,408	—	2,256,750	—	582,930	—	22,419	(5)	3,310,507

Shawn S. Schabel	2010	614,328	—	—	—	675,759	—	16,884	(6)	1,306,971
President and Chief Operating Officer	2009	598,177	—	8,865,300	2,679,749	1,076,718	—	29,955	(6)	13,249,899
	2008	598,177	—	3,009,000	—	777,630	—	22,685	(6)	4,407,492

(1)	Stock awards consist only of restricted shares. In accordance with recently adopted amendments to the SEC’s proxy disclosure rules, included in the “Stock Awards” column are the aggregate grant date fair values of restricted shares made during the respective fiscal years computed in accordance with FASB ASC Topic 718. For information regarding assumptions made in calculating the amounts reflected in this column, see Note 11, “Stock Plans,” to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for fiscal year 2010. Amounts shown do not reflect compensation actually received by the named executive officer or the value the named executive officer could realize on disposition. Such awards are subject to service-based vesting conditions that may result in forfeiture upon termination of the executive officer’s employment by the Company for “Cause” or by the executive without “Good Reason” as defined in the respective employment agreements. There were no stock awards granted in 2010.

(2)	In accordance the SEC’s proxy disclosure rules, included in the “Option Awards” column are the aggregate grant date fair values of option awards made during the respective fiscal years computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. Option awards were made on October 1, 2009 with a Black-Scholes value of $10.72 per share. For information regarding assumptions made in calculating the amounts reflected in this column, see Note 11, “Stock Plans,” to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for fiscal year 2010. Amounts shown do not reflect compensation actually received by the named executive officer or the value the named executive officer could realize on disposition. Such awards are subject to service-based vesting conditions that may result in forfeiture upon termination of the executive officer’s employment by the Company for “Cause” or by the executive without “Good Reason” as defined in the respective employment agreements. There were no stock options granted in 2010 or 2008.

(3)

Amounts consist of incentive bonuses earned for services rendered in each fiscal year. The incentive bonuses paid to Messrs. Byrnes, Gabos and Schabel were paid pursuant to the terms of their respective employment agreements as amended, based on achieving certain earnings per share targets. For a discussion of the views of the Compensation Committee of the Company’s Board of Directors regarding the amount of salary and incentive bonus paid to the named executive officers in proportion to total compensation, please see the section entitled “Compensation Discussion and Analysis” contained in this Proxy Statement.

(4)	Reflects amounts in 2010, 2009 and 2008 for (a) Lincare’s contributions of $12,250, $12,250 and $11,500, respectively, under the Company’s tax-qualified 401(k) Plan, which provides for broad-based employee participation, (b) payments of $7,715, $9,285 and $10,177, respectively, in golf club membership fees, (c) $17,678, $18,934 and $23,287, respectively, for personal use of Company-owned aircraft, and (d) $6,408 in tax reimbursements in 2008. The amounts shown for personal use of Company-owned aircraft represent the incremental cost to the Company based on the cost of fuel, crew travel expenses, landing fees, supplies, aircraft repair and maintenance, and other variable costs. Since the company-owned aircraft are used primarily for business travel, such amounts do not include fixed costs that do not change based on usage, such as pilot salaries and related expenses, depreciation of the purchase costs of Company-owned aircraft, insurance and hangar lease charges.

(5)	Reflects amounts in 2010, 2009 and 2008 for (a) Lincare’s contributions of $12,250, $12,250 and $11,500, respectively, under the Company’s tax-qualified 401(k) Plan, which provides for broad-based employee participation, (b) $2,657, $4,437 and $10,919, respectively, for personal use of Company-owned aircraft and (c) $5,000 for financial planning services in 2010. The amounts shown for personal use of Company-owned aircraft represent the incremental cost to the Company based on the cost of fuel, crew travel expenses, landing fees, supplies, aircraft repair and maintenance, and other variable costs. Since the company-owned aircraft are used primarily for business travel, such amounts do not include fixed costs that do not change based on usage, such as pilot salaries and related expenses, depreciation of the purchase costs of Company-owned aircraft, insurance and hangar lease charges.

(6)	Reflects amounts in 2010, 2009 and 2008 for (a) Lincare’s contributions of $12,250, $12,250 and $11,500, respectively, under the Company’s tax-qualified 401(k) Plan, which provides for broad-based employee participation, (b) $4,634, $17,705 and $4,777, respectively, for personal use of Company-owned aircraft, and (c) $6,408 in tax reimbursements in 2008. The amounts shown for personal use of Company-owned aircraft represent the incremental cost to the Company based on the cost of fuel, crew travel expenses, landing fees, supplies, aircraft repair and maintenance, and other variable costs. Since the company-owned aircraft are used primarily for business travel, such amounts do not include fixed costs that do not change based on usage, such as pilot salaries and related expenses, depreciation of the purchase costs of Company-owned aircraft, insurance and hangar lease charges.

Grants of Plan-Based Awards

No plan-based awards were granted to the Company’s executive officer in 2010.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
	Exercisable	Unexercisable
John P. Byrnes	450,000	0		21.15	07/31/2012	660,000	17,707,800
	600,000	0		28.22	08/30/2013
	250,000	0		25.67	05/31/2014
	200,000	0		26.02	05/31/2015
	175,000	0		20.38	12/01/2017
		350,000	(1)	20.38	12/01/2017

Paul G. Gabos	225,000	0		21.15	07/31/2012	330,000	8,853,900
	300,000	0		28.22	08/30/2013
	125,000	0		25.67	05/31/2014
	100,000	0		26.02	05/31/2015
	100,000	0		20.38	12/01/2017
		200,000	(2)	20.38	12/01/2017

Shawn S. Schabel	300,000	0		21.15	07/31/2012	435,000	11,671,050
	420,000	0		28.22	08/30/2013
	175,000	0		25.67	05/31/2014
	150,000	0		26.02	05/31/2015
	125,000	0		20.38	12/01/2017
		250,000	(3)	20.38	12/01/2017

(1)	These options were granted on October 1, 2009. Assuming continued employment with Lincare, options to purchase 175,000 shares of common stock will become exercisable on each of November 1, 2011 and November 1, 2012.

(2)	These options were granted on October 1, 2009. Assuming continued employment with Lincare, options to purchase 100,000 shares of common stock will become exercisable on each of November 1, 2011 and November 1, 2012.

(3)	These options were granted on October 1, 2009. Assuming continued employment with Lincare, options to purchase 125,000 shares of common stock will become exercisable on November 1, 2011 and November 1, 2012.

(4)	The restricted shares were granted on October 1, 2009 and vest on November 1, 2012.

(5)	Value based on a stock price of $26.83, which was the closing price of a share of Lincare’s common stock on the Nasdaq Global Market on December 31, 2010.

Option Exercises and Stock Vested

No stock options were exercised by the Company’s executive officers during fiscal year 2010 and no stock awards held by the executive officers vested during fiscal year 2010.

Pension Benefits and Non-Qualified Deferred Compensation

The Company does not have any defined pension or defined contribution plans for its named executive officers other than the tax-qualified 401(k) Plan. The Company does not maintain any non-qualified deferred compensation plans.

Employment Agreements and Potential Payments upon

Termination or Change of Control

Mr. Byrnes currently serves as Chief Executive Officer at an annual salary of $934,846. Mr. Gabos currently serves as Chief Financial Officer and Secretary at an annual salary of $467,423. Mr. Schabel currently serves as President and Chief Operating Officer at an annual salary of $623,541.

The Company has employment agreements with Messrs. Byrnes, Gabos and Schabel. The respective agreements set forth the terms and conditions of each executive officer’s employment for a period beginning on January 1, 2005 through December 31, 2012 or, if employment thereunder is earlier terminated, such shorter period. Each agreement provides for a base salary, annual cost of living adjustments and for such salary increases as may be determined by the Board of Directors in its sole discretion. In addition to salary, the employment agreements provide that each such person shall be eligible to receive bonus compensation based upon the achievement of the performance targets set forth in the respective agreements. During the employment term, each executive officer shall be eligible to participate in all employee benefit programs generally available to executive employees in accordance with the provisions of any such plans and shall be entitled to reimbursement of certain out-of-pocket expenses incurred in the performance of such person’s duties on behalf of the Company.

The employment agreements contain non-competition and non-solicitation provisions in effect during each executive officer’s employment term and during the two-year period commencing on the date the employment term ends for any reason whatsoever. In executing employment agreements with the Company, each executive acknowledges and agrees that a remedy at law for any breach or threatened breach of such provisions would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach.

The employment agreements with Messrs. Byrnes, Gabos and Schabel provide for payments to be made to each executive officer upon the termination of such person’s employment pursuant to the occurrence of certain events. Those provisions are summarized below.

Termination of Employment Due to Death or Disability.    In the event that the executive’s employment terminates by reason of his death or disability, then the Company will pay to the executive (or his estate) his base salary to the termination date and a pro rata portion of the bonus that the executive would have received had his employment not terminated (as determined in accordance with the Employment Agreement).

Termination by Company without Cause or by Executive for Good Reason.    If the Company terminates the executive’s employment at any time other than for “Cause” or an executive terminates his employment for “Good Reason,” then the Company will pay to the executive, as severance pay or liquidated damages or both, an amount equal to two (2) times the sum of (A) his then-current annual salary in effect immediately prior to such termination; plus (B) the average of the bonus paid to or earned by the executive with respect to the three calendar years immediately preceding such termination. All amounts payable under this clause (i) shall be paid in twenty-four (24) equal monthly installments commencing on the first day of the calendar month immediately following the end of the employment term or such later date as may be required to be treated as a separate payment for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the guidance issued thereunder (“Section 409A”).

The term “Cause” is defined in each executive’s employment agreement to mean (A) conviction for having committed a felony; (B) determination by at least two-thirds of the members of the Board that the executive has committed acts of dishonesty or moral turpitude; (C) failure to follow reasonable and lawful directives of the Board; or (D) gross negligence or willful misconduct by the executive in the performance of his obligations hereunder. The term “Good Reason” is defined for these purposes as the occurrence of any of the following events without the executive’s written consent: (A) a material diminution in or adverse alteration to the executive’s duties or responsibilities, (B) the relocation of the executive’s principal office outside of the area that comprises a fifty (50) mile radius from Clearwater, Florida, (C) the Company requires the executive to relocate his personal place of residence or (D) a failure of the Company to comply with any material provision of his employment agreement (other than any such failure caused by a change in applicable law or regulation); provided, however, that such events shall not constitute Good Reason (1) until the executive provides written notice to the Company within ninety (90) days of his becoming aware of the occurrence of the event or circumstance giving rise to his claim of “Good Reason” and (2) the executive actually resigns within 30 days after the end of such 90 day period unless such event or circumstance has not been cured by the Company within thirty (30) days after the Company’s receipt of such written notice.

Termination of Employment Upon a Change of Control.    If the executive’s employment term ends by reason of the occurrence of a “Change of Control” (regardless of whether the executive experiences a termination of employment), then the Company shall pay to the executive, as severance pay or liquidated damages or both, an amount equal to two (2) times the sum of (A) his then-current annual salary in effect immediately prior to the occurrence of such event; plus (B) the average of the bonus paid to or earned by the executive with respect to the three calendar years immediately preceding such termination; plus (C) an amount determined by the Company, in its sole discretion, to be equal to the average annual cost for Company employees of obtaining medical, dental and vision insurance under COBRA. All amounts payable pursuant to a Change of Control will be paid no later than ten (10) business days after the end of the employment term.

The term “Change of Control” is defined in each executive’s employment agreement to mean any of the following: (A) sale or other disposition (or the last such sale or other disposition) resulting in the transfer of more than 50% of the outstanding common stock of the Company to an unrelated and unaffiliated third party purchaser; (B) the consolidation or merger of the Company or a subsidiary thereof with or into any other entity (unless immediately following such consolidation or merger, the outstanding common stock of the Company immediately prior to such consolidation or merger continues to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any parent thereof) more than fifty percent (50%) of the outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such consolidation or merger (including, without limitation, a corporation that owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); (C) a sale of substantially all of the properties and assets of the Company as an entirety to an unrelated and unaffiliated third party purchaser; or (D) the time at which any person (including a person’s affiliates and associates) or group (as that term is understood under Section 13(d) of the Exchange Act and the rules and regulations thereunder), files a Schedule 13-D or 14D-1 (or any successor schedule, form or report under the Exchange Act) disclosing that such person or group has become the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of shares of capital stock of the Company giving such person or group a majority of the voting power of all outstanding capital stock of the Company with the right to vote generally in an election for directors or other capital stock of the Company into which the common stock or other voting stock is reclassified or changed.

Vesting of Equity Awards.    The non-qualified stock option agreements and restricted stock agreements in effect between the Company and the named executive officers contain provisions regarding the vesting and exercise of stock options and shares of restricted stock upon termination of employment or upon a Change of Control of the Company. In the event of termination of employment of the executive by the Company at any time other than for Cause or in the event that the executive terminates his employment for Good Reason, stock options vested as of the date of termination may only be exercised within one year after the date that employment ends and only to the extent that the executive was entitled to exercise the option on the date that employment ends and had not previously done so. In the event of a Change of Control of the Company, all unvested stock options held by the executive vest and become immediately exercisable. If employment ends due to the death or disability of the executive, stock options may be exercised (by the executor or administrator of the executive’s estate or by any person who shall have acquired the option through bequest or inheritance) as if the executive continued to be employed on a full-time basis by the Company in accordance with the terms of the stock option agreement.

Shares of restricted stock held by an executive officer become unrestricted upon the following events: (i) termination of employment due to death or disability; (ii) termination by the Company without Cause or by the executive for Good Reason; (iii) a Change of Control of the Company.

Potential Payments Upon Termination of Employment

The following table shows all potential payments upon termination of employment if each executive officer’s employment had terminated on December 31, 2010, the last business day of the Company’s 2010 fiscal year. The amounts presented in the table are estimates only and do not necessarily reflect the actual value of the payments and other benefits that would be received by the named executive officers, which would only be known at the time that employment actually terminates. The amounts shown for share-based awards, including stock options and restricted stock, include the values to be realized from the acceleration of the vesting provisions of the respective share-based agreements with respect to in-the-money stock options and restricted shares that were unvested as of December 31, 2010.

Potential Payments Upon Termination of Employment

Name	Triggering Event
	By Company Without Cause or By Executive for Good Reason	Change of Control	Death or Disability
John P. Byrnes
Chief Executive Officer
Cash Severance
Salary	$1,842,060	$1,842,060	—
Bonus	2,513,898	2,513,898	1,013,134
Other Benefits	—	26,636	—

	4,355,958	4,382,594	1,013,134
Acceleration of Restricted Stock	17,707,800	17,707,800	17,707,800
Acceleration of Stock Options	—	2,257,500	—

Total	$22,063,758	$24,347,894	$18,720,934

Paul G. Gabos
Chief Financial Officer and Secretary
Cash Severance
Salary	$921,030	$921,030	—
Bonus	1,300,024	1,300,024	506,567
Other Benefits	—	26,636	—

	2,221,054	2,247,690	506,567
Acceleration of Restricted Stock	8,853,900	8,853,900	8,853,900
Acceleration of Stock Options	—	1,290,000	—

Total	$11,074,954	$12,391,590	$9,360,467

Shawn S. Schabel
President and Chief Operating Officer
Cash Severance
Salary	$1,228,656	$1,228,656	—
Bonus	1,734,233	1,734,233	675,759
Other Benefits	—	26,636	—

	2,962,889	2,989,525	675,759
Acceleration of Restricted Stock	11,671,050	11,671,050	11,671,050
Acceleration of Stock Options	—	1,612,500	—

Total	$14,633,939	$16,273,075	$12,346,809

Potential Payments Upon Termination of Employment.    If the Company had terminated Mr. Byrnes’ employment other than for Cause or if he had terminated his employment for Good Reason on December 31, 2010, Mr. Byrnes would have received cash severance under his employment agreement in the amount of $4,355,958 payable in twenty-four (24) equal monthly installments of $181,498, consisting of two-times the sum of (A) his annual base salary for fiscal year 2010 of $921,030 and (B) his average bonus amount for the preceding three calendar years (2007-2009) of $1,256,949. Mr. Byrnes would also benefit from the acceleration of the vesting of 660,000 shares of restricted stock having a gross value of $17,707,800 based on the $26.83 per share closing price of Lincare common stock on December 31, 2010. If Mr. Byrnes’ employment had ended on December 31, 2010 as a result of termination of his employment term upon a Change of Control of the Company, Mr. Byrnes would have received a lump sum cash severance payment of $4,382,594, consisting of two-times the sum of (A) his annual base salary for fiscal year 2010 of $921,030; (B) his average bonus amount for the preceding three calendar years (2007-2009) of $1,256,949; and (C) an amount determined by the Company, in its sole discretion, to be equal to the average annual cost for Company employees of obtaining medical, dental and vision insurance under COBRA, which amount is estimated to be $13,318. Mr. Byrnes would also benefit from the acceleration of the vesting of 660,000 shares of restricted stock having a gross value of $17,707,800 based on the $26.83 per share closing price of Lincare common stock on December 31, 2010 and options to purchase 350,000 shares of common stock with a net value of $2,257,500 based on the difference between the $26.83 closing price and the $20.38 exercise price of the in-the-money stock options. If Mr. Byrnes’ employment had terminated on December 31, 2010 due to death or disability, then the Company would pay to him (or his estate) any accrued and unpaid salary up to the termination date and a pro rata portion of the bonus that he would have received had his employment not terminated (as determined in accordance with his employment agreement), which amount is estimated to be $1,013,134. Mr. Byrnes (or his estate) would also benefit from the acceleration of the vesting of 660,000 shares of restricted stock having a gross value of $17,707,800 based on the $26.83 per share closing price of Lincare common stock on December 31, 2010.

If the Company had terminated Mr. Gabos’ employment other than for Cause or if he had terminated his employment for Good Reason on December 31, 2010, Mr. Gabos would have received cash severance under his employment agreement in the amount of $2,221,054 payable in twenty-four (24) equal monthly installments of $92,544, consisting of two-times the sum of (A) his annual base salary for fiscal year 2010 of $460,515 and (B) his average bonus amount for the preceding three calendar years (2007-2009) of $650,012. Mr. Gabos would also benefit from the acceleration of the vesting of 330,000 shares of restricted stock having a gross value of $8,853,900 based on the $26.83 per share closing price of Lincare common stock on December 31, 2010. If Mr. Gabos’ employment had ended on December 31, 2010 as a result of termination of his employment term upon a Change of Control of the Company, Mr. Gabos would have received a lump sum cash severance payment of $2,247,690, consisting of two-times the sum of (A) his annual base salary for fiscal year 2010 of $460,515; (B) his average bonus amount for the preceding three calendar years (2007-2009) of $650,012; and (C) an amount determined by the Company, in its sole discretion, to be equal to the average annual cost for Company employees of obtaining medical, dental and vision insurance under COBRA, which amount is estimated to be $13,318. Mr. Gabos would also benefit from the acceleration of the vesting of 330,000 shares of restricted stock having a gross value of $8,853,900 based on the $26.83 per share closing price of Lincare common stock on December 31, 2010 and options to purchase 200,000 shares of common stock with a net value of $1,290,000 based on the difference between the $26.83 closing price and the $20.38 exercise price of the in-the-money stock options. If Mr. Gabos’ employment had terminated on December 31, 2010 due to death or disability, then the Company would pay to him (or his estate) any accrued and unpaid salary up to the termination date and a pro rata portion of the bonus that he would have received had his employment not terminated (as determined in accordance with his employment agreement), which amount is estimated to be $506,567. Mr. Gabos (or his estate) would also benefit from the acceleration of the vesting of 330,000 shares of restricted stock having a gross value of $8,853,900 based on the $26.83 per share closing price of Lincare common stock on December 31, 2010.

If the Company had terminated Mr. Schabel’s employment other than for Cause or if he had terminated his employment for Good Reason on December 31, 2010, Mr. Schabel would have received cash severance under his employment agreement in the amount of $2,962,889 payable in twenty-four (24) equal monthly installments of $123,454, consisting of two-times the sum of (A) his annual base salary for fiscal year 2010 of $614,328 and (B) his average bonus amount for the preceding three calendar years (2007-2009) of $867,117. Mr. Schabel would also benefit from the acceleration of the vesting of 435,000 shares of restricted stock having a gross value of $11,671,050 based on the $26.83 per share closing price of Lincare common stock on December 31, 2010. If Mr. Schabel’s employment had ended on December 31, 2010 as a result of termination of his employment term upon a Change of Control of the Company, Mr. Schabel would have received a lump sum cash severance payment of $2,989,525, consisting of two-times the sum of (A) his annual base salary for fiscal year 2010 of $614,328; (B) his average bonus amount for the preceding three calendar years (2007-2009) of $867,117; and (C) an amount determined by the Company, in its sole discretion, to be equal to the average annual cost for Company employees of obtaining medical, dental and vision insurance under COBRA, which amount is estimated to be $13,318. Mr. Schabel would also benefit from the acceleration of the vesting of 435,000 shares of restricted stock having a gross value of $11,671,050 based on the $26.83 per share closing price of Lincare common stock on December 31, 2010 and options to purchase 250,000 shares of common stock with a net value of $1,612,500 based on the difference between the $26.83 closing price and the $20.38 exercise price of the in-the-money stock options. If Mr. Schabel’s employment had terminated on December 31, 2010 due to death or disability, then the Company would pay to him (or his estate) any accrued and unpaid salary up to the termination date and a pro rata portion of the bonus that he would have received had his employment not terminated (as determined in accordance with his employment agreement), which amount is estimated to be $675,759. Mr. Schabel (or his estate) would also benefit from the acceleration of the vesting of 435,000 shares of restricted stock having a gross value of $11,671,050 based on the $26.83 per share closing price of Lincare common stock on December 31, 2010.

Compensation Committee Report

The Compensation Committee of the Board of Directors (for purposes of this report, the “Committee”) has prepared this report on its activities in accordance with Item 407(e)(5) of Regulation S-K.

(1)	The Committee has reviewed and discussed the Compensation Discussion and Analysis with management; and

(2)	Based on the review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Stuart H. Altman, Ph.D.
Chester B. Black
Ellen M. Zane
Compensation Committee

Audit Committee Report

The Audit Committee of the Board of Directors (for purposes of this report, the “Committee”) has prepared this report on its activities with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 (the “audited financial statements”).

(1)	The Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG LLP, the Company’s independent registered public accounting firm;

(2)	The Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

(3)	The Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence; and

(4)	Based on its review and discussions with management and KPMG LLP concerning the Company’s audited consolidated financial statements referred to above and relying thereon, and its review of KPMG LLP’s report on such financial statements, the Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission.

Angela P. Bryant
Frank D. Byrne, M.D.
William F. Miller, III
Audit Committee

Information Regarding the Independent Registered Public

Accounting Firm

Independent Registered Public Accounting Firm

It is anticipated that KPMG LLP will be retained as the Company’s independent registered public accounting firm for the 2011 fiscal year, subject to ratification by the holders of a majority of the shares of common stock represented either in person or by proxy at the Annual Meeting. Representatives from KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements and internal control over financial reporting for the years ended December 31, 2010 and 2009, including reviews of the condensed financial statements contained in each of the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during 2010 and 2009 were $675,000 and $660,000, respectively.

Audit-Related Fees

Fees billed for professional services rendered by KPMG LLP in 2010 and 2009 for the audit of the Company’s 401(k) Plan for the years ended December 31, 2009 and 2008 were $25,000 in each year.

Tax Fees

KPMG LLP performed no tax consultation services during 2010 and 2009.

All Other Fees

Fees billed for professional services rendered by KPMG LLP in 2009 for the consent for the S-8 registration statement for the year ended December 31, 2009 were $7,500. There were no other fees billed by KPMG LLP for 2010 and 2009.

The Company’s Audit Committee pre-approves all fees paid to KPMG LLP prior to the provision of services. All fees paid to KPMG LLP for services rendered in 2010 and 2009 were pre-approved by the Audit Committee.

Annual Report

The Company’s 2010 Annual Report, containing audited consolidated financial statements for the fiscal years ended December 31, 2010, 2009, and 2008, accompanies this Proxy Statement. Upon written request, the Company will send to stockholders of record, without charge, a copy of its Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2010, which the Company has filed with the Securities and Exchange Commission. The written request should be directed to the Company’s Investor Relations Department, Lincare Holdings Inc., 19387 U.S. 19 North, Clearwater, Florida 33764.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in each household. The

Company will promptly deliver a separate copy of either document to any stockholder upon oral or written request to Investor Relations Department, Lincare Holdings Inc., 19387 U.S. 19 North, Clearwater, Florida 33764, (727)530-7700. Any stockholder who wishes to receive separate copies of the Annual Report to Stockholders and Proxy Statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact the Investor Relations Department of the Company at the above address.

Proposal No. 2

Ratification of KPMG LLP as the Company’s Independent Registered Public Accounting Firm

The Board of Directors has appointed KPMG LLP to perform the audit of the Company’s financial statements for the year ending December 31, 2011, subject to ratification by the Company’s stockholders at the Annual Meeting. Representatives of KPMG LLP will be available at the Annual Meeting to respond to questions and make a statement if they desire to do so.

If the selection of KPMG LLP is not ratified at the Annual Meeting of Stockholders, or prior to the meeting such firm shall decline to act, or otherwise become incapable of acting, as the Company’s independent registered public accounting firm, the Board of Directors will appoint another independent registered public accounting firm whose engagement for any period subsequent to the next Annual Meeting will be subject to stockholder approval at such meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal No. 3

Advisory Vote on Executive Compensation

Recently enacted federal legislation (Section 14A of the Securities Exchange Act of 1934) requires that we include in this Proxy Statement the opportunity for our stockholders to vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers (sometimes referred to as “Say-on-Pay”). Accordingly, the following resolution will be submitted for stockholder approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.”

While this vote is non-binding [and, along with the advisory vote included in Proposal 3, does not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof)], our Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of this vote in considering future executive compensation arrangements.

As described in detail under “Compensation Discussion and Analysis,” our Board of Directors believes that our long-term success depends in large measure on the talents of our employees. Our compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce. Our Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of our executive officers with those of our stockholders and encourages you to review carefully the Compensation Discussion and Analysis and other disclosures on executive compensation contained in this Proxy Statement.

Proposal

At the Annual Meeting, stockholders will be asked to approve the advisory resolution set forth above approving the compensation of our named executive officers. Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of common stock present or represented by proxy at the Annual Meeting and entitled to be voted on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Proposal No. 4

Advisory Vote on the Frequency of Advisory Votes on Executive Compensation

Also in accordance with the recently enacted legislation mentioned above, we are required to include in this Proxy Statement the opportunity for our stockholders to cast an advisory (non-binding) vote on a resolution as to whether the Say-on-Pay vote should occur once every one, two or three years. Accordingly, the following resolution will be submitted for stockholder approval at the Annual Meeting:

“RESOLVED, that the Company hold a stockholder advisory vote to approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K with a frequency of once every one year, two years or three years, whichever receives the highest number of votes cast with respect to this resolution.”

Our Board of Directors believes that a frequency of every “one year” for the advisory vote on future executive compensation is the optimal interval for conducting and responding to a Say-on-Pay vote. Stockholders who have concerns about executive compensation during the interval between Say-on-Pay votes may bring their specific concerns to the attention of our Board of Directors. Please refer to “Communicating with the Board of Directors” in this Proxy Statement for information about communicating with our Board of Directors.

Although this advisory vote on the frequency of the Say-on-Pay vote is non-binding, our Board of Directors and our Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Proposal

At the Annual Meeting, stockholders will be asked to approve the advisory resolution set forth above, choosing among three options (holding the Say-on-Pay vote on named executive officer compensation once every one, two or three years). Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of common stock present or represented by proxy at the Annual Meeting and entitled to be voted on the proposal voting in favor of one of the three time periods presented. Stockholders will not be voting to approve or disapprove the Board’s recommendation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “ONE YEAR” WITH RESPECT TO THE ADVISORY RESOLUTION ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Other Matters

At the time of preparation of this Proxy Statement, the Board of Directors knows of no other matters that will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the Proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders. The Board of Directors knows of no matter to be acted upon at the meeting that would give rise to appraisal rights for dissenting stockholders.

Proposals of Stockholders

For stockholder proposals to be considered for inclusion in the proxy materials for the Company’s 2012 Annual Meeting of Stockholders, they must be received by the Secretary of the Company no later than November 26, 2011, and must comply with all applicable SEC rules. In addition, the Bylaws of the Company require that any stockholder intending to present a proposal for action at an Annual Meeting must give timely notice of the proposal in writing, containing the information specified in the Bylaws, to the Secretary of the Company. To be considered timely notice, a stockholder’s notice must be received by the Secretary at the principal office of the Company not less than 90 nor more than 120 calendar days prior to the anniversary date of the prior year’s Annual Meeting of Stockholders. Any stockholder proposal received by the Secretary of the Company after February 9, 2012 will be considered untimely under Rule 14a-4(c)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

By Order of the Board of Directors,

PAUL G. GABOS

Chief Financial Officer and Secretary

Clearwater, Florida

March 25, 2011

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO REGISTER THEIR VOTES USING ONE OF THE VOTING METHODS DESCRIBED IN THE ACCOMPANYING MATERIALS.

LINCARE HOLDINGS INC. ATTN: INVESTOR RELATIONS 19387 U.S. 19 NORTH CLEARWATER, FL 33764

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 8, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on May 8, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M21154-P93294 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

LINCARE HOLDINGS INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following: Vote on Directors			☐	☐	☐
1.	Election of Directors
Nominees:
01) J. P. Byrnes
02) S. H. Altman, Ph.D.
03) C. B. Black
04) A. P. Bryant
05) F. D. Byrne, M.D.
06) W. F. Miller, III
07) E. M. Zane
Vote on Proposal
The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain
2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.							☐	☐	☐
								For	Against	Abstain
3.	Approve an advisory resolution regarding executive compensation.							☐	☐	☐
The Board of Directors recommends you vote ONE YEAR on the following proposal:							1 Year	2 Years	3 Years	Abstain
4.	Approve an advisory resolution on the frequency of the advisory vote on executive compensation.						☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes, please check this box and write them on the back where indicated.					☐

Please sign your name(s) EXACTLY as your name(s) appear(s)

on this proxy. All joint holders must sign. When signing

as attorney, trustee, executor, administrator, guardian or

corporate officer, please provide your FULL title.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M21155-P93294

Lincare Holdings Inc.

Meeting Details

Proxy Solicited by Board of Directors for Annual Meeting - May 9, 2011

The undersigned appoints John P. Byrnes and Paul G. Gabos and either of them, as proxies, to vote all shares of Common Stock of Lincare Holdings Inc. (the “Company”) held of record by the undersigned as of March 14, 2011, the record date with respect to this solicitation, at the Annual Meeting of Stockholders of the Company to be held at the Holiday Inn Select, 3535 Ulmerton Road, Clearwater, Florida, on Monday, May 9, 2011, at 9:00 A.M. and all adjournments thereof, upon the matters noted on the reverse side.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote in accordance with the Board of Directors’ recommendations.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
(Continued and to be voted on reverse side.)